EXHIBIT 99.1

Lightwave Logic and Lincoln Park Capital Enter into Second $20 Million Agreement

Lincoln Park Renews its Commitment to Stand Behind the Company with Greater Flexibility to Access Growth Capital

NEWARK, Delaware, June 10, 2013 /PRNewswire/ -- Lightwave Logic, Inc. (OTCQB: LWLG), a technology company focused on the development of a Next Generation Non Linear Optical Polymer Materials Platform for applications in high speed fiber-optic data communications and optical computing, announced today that it has entered into a second $20 million purchase agreement with Lincoln Park Capital Fund, LLC (“LPC”) that will provide Lightwave Logic with increased flexibility to access growth capital which should allow the Company to implement its corporate objectives, including full commercialization of its nonlinear organic polymer technology.

Tom Zelibor, Chairman and Chief Executive Officer of Lightwave Logic commented, “We are extremely pleased with the new commitment LPC has made to continue to support our Company.  We have received almost seven million dollars in capital from the previous LPC agreement which we have used to build-out our laboratories; hire additional personnel for synthetic chemistry and optical testing; as well as establish a much more robust prototype device development program.

“While this does not preclude us from engaging other institutional investors it goes a long way to facilitate our efforts to commercialize our organic nonlinear polymer technology.”

A more detailed description of the agreement will be set forth in the Company’s Current Report on Form 8-K filed with the SEC, which the Company should be reviewed carefully.

About Lincoln Park Capital (“LPC”)

Lincoln Park Capital is an institutional investor headquartered in Chicago, Illinois.   LPC’s experienced professionals manage a portfolio of investments in public and private entities.  These investments are in a wide range of companies and industries emphasizing life sciences, specialty financing, energy and technology.  LPC’s investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency.  For more information, visit www.LincolnParkCapital.com.

Powered by Lightwave Logic

Lightwave Logic, Inc. is a development stage company that produces prototype electro-optic demonstration devices and is moving toward commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. For more information, please visit the Company's website, www.lightwavelogic.com.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, lack of available funding; general economic and business conditions; competition from third parties; intellectual property rights of third parties; regulatory constraints; changes in technology and methods of marketing; delays in completing various engineering and manufacturing programs; changes in customer order patterns; changes in product mix; success in technological advances and delivering technological innovations; shortages in components; production delays due to performance quality issues with outsourced components; those events and factors described by us in Item 1.A “Risk Factors” in our most recent Form 10-K; other risks to which our Company is subject; other factors beyond the Company's control.

For Further Information Contact:

Steven Cordovano

Lightwave Logic

203-952-6373

steve@lightwavelogic.com